                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              A. T. Cross Company
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                           [A.T. Cross Company Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

                   TO THE STOCKHOLDERS OF A.T. CROSS COMPANY:

     Notice is hereby given that the annual meeting of stockholders of A.T. Cross Company (the "Company") will be held on Thursday, April 24, 1997 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

     1. Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

     2. Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     3. Appointing independent public accountants to audit the Company's books and accounts for the year ending December 31, 1997 (by holders of Class B common stock only).

     4. Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

     The stock transfer books will not be closed. The close of business on March 3, 1997 has been fixed as the record date for determining stockholders entitled to vote at the annual meeting or any adjournment thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournment thereof.

     A proxy statement is set forth on the following pages.

                                            By order of the Board of Directors

                                            /s/ Tina C. Benik
                                            Tina C. Benik
                                            Corporate Secretary

March 21, 1997

                               [A.T. CROSS Logo]

                                PROXY STATEMENT
                        FOR ANNUAL STOCKHOLDERS' MEETING
                                 APRIL 24, 1997

          This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the "Company") from holders of Class A common stock of the Company for use at the annual meeting to be held April 24, 1997. Any stockholder giving a proxy may revoke the same prior to its exercise by giving notice in writing or in person to the Corporate Secretary. If not revoked, the committee named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the committee, for or against any matter upon which holders of Class A common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Company, who will not receive additional compensation therefor. In addition, the Company has retained Georgeson & Co., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $5,500, excluding expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to stockholders on or about March 21, 1997.

          A copy of the Company's annual report for the year 1996 containing financial statements for the year ended December 31, 1996 is also enclosed, but is not to be considered a part of the proxy soliciting material.

          As of March 3, 1997, the Company had outstanding 15,288,042 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only stockholders of record at the close of business on that date are entitled to vote at the annual meeting. Stockholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

STOCKHOLDERS' PROPOSALS

          Any proposal of a stockholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 23, 1998, must be received by the Company's Corporate Secretary not later than November 21, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting.

VOTING RIGHTS

          Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see "ELECTION OF DIRECTORS"), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

          In addition, holders of Class A and Class B common stock vote together as a single class:

          a) For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

          b) With respect to the acquisition of assets or shares of any other company if:

               (1) An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

               (2) The transaction would, in the reasonable judgment of the
                   Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

               (3) The transaction would involve the issuance of any Class A or
                   Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

          Notwithstanding the foregoing, if the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company's articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

          Except as stated above or otherwise required by law, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

     The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares.

     Shares represented by proxies which are marked "abstain" with respect to fixing the number of directors, "authority withheld" with respect to the election of any particular nominee for director, or to deny discretionary authority on any other matters will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates.

     Under the rules of the American Stock Exchange, on which the Class A shares are listed, brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of and electing directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. Such rules also provide that brokers may not vote shares held in street name on certain other matters without specific instructions from their customers. Shares subject to such "broker non-votes" will not be treated as shares entitled to vote on the matters to which they relate and therefore will be treated as not present at the meeting for those purposes, but otherwise will have no effect on the outcome of the voting on such matters. It is not presently anticipated that any matter which might be the subject of a "broker non-vote" will come before the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The stockholders listed below were beneficial owners of more than 5% of the outstanding Class A or Class B common stock of the Company at the close of business December 31, 1996 (except as otherwise indicated).

--------------------------------------------------------------------------------

 TITLE OF   NAME AND ADDRESS                       AMOUNT AND NATURE OF                             PERCENT
  CLASS   OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP                             OF CLASS
--------------------------------------------------------------------------------------------------------------------
    A     Bradford R. Boss       1,793,621 (150,826 directly; 480,000 indirectly as                    12.2%
          11042 Turtle Beach     co-trustee of W. Russell Boss, Jr. Trust A; 560,000
            Road                 indirectly as co-trustee of W. Russell Boss, Jr. Trust
          North Palm Beach, FL   B; 500,000 indirectly as co-trustee of W. Russell Boss,
          33408                  Jr. Trust C; 99,069 indirectly (stock subject to options
                                 exercisable within 60 days); and 3,726 indirectly, held
                                 by a child)

    B     Bradford R. Boss       1,804,800 (902,400 indirectly as co-trustee of W.                    100.0
                                 Russell Boss, Jr. Trust A; and 902,400 indirectly as
                                 co-trustee of W. Russell Boss, Jr. Trust B)

    A     Russell A. Boss        1,736,717 (68,401 directly; 560,000 indirectly as                     11.8
          40 Peaked Rock Lane    co-trustee of W. Russell Boss, Jr. Trust B; 480,000
          Narragansett, RI       indirectly as co-trustee of W. Russell Boss, Jr. Trust
          02882                  A; 500,000 indirectly as co-trustee of W. Russell Boss,
                                 Jr. Trust C; 99,069 indirectly (stock subject to options
                                 exercisable within 60 days); 19,931 indirectly, held by
                                 his wife; and 9,316 indirectly, held by his children)

    B     Russell A. Boss        1,804,800 (902,400 indirectly as co-trustee of W.                    100.0
                                 Russell Boss, Jr. Trust B; and 902,400 indirectly as
                                 co-trustee of W. Russell Boss, Jr. Trust A)

    A     Edwin G. Torrance      480,500 (500 directly and 480,000 indirectly as                        3.3
          129 Nayatt Road        co-trustee of W. Russell Boss, Jr. Trust A)
          Barrington, RI 02806

    B     Edwin G. Torrance      902,400 indirectly as co-trustee of W. Russell Boss, Jr.              50.0
                                 Trust A

    A     Noel M. Field, Jr.     560,100 (100 directly and 560,000 indirectly as                        3.8
          50 Sakonnet Point      co-trustee of W. Russell Boss, Jr. Trust B)
            Road
          Little Compton, RI
          02837

    B     Noel M. Field, Jr.     902,400 indirectly as co-trustee of W. Russell Boss, Jr.              50.0
                                 Trust B

    A     Fleet Financial        1,265,978 indirectly as agent and as trustee of various                8.6
          Group, Inc.            trusts
          One Federal Street
          Boston, MA 02110

    A     John Hancock Mutual    1,093,620 (1,051,320 through its indirect, wholly owned                7.4
          Life Insurance Com-    subsidiary NM Capital Management, Inc. and 42,300
          pany, through indi-    through its indirect, wholly owned subsidiary John
          rect, wholly owned     Hancock Advisers, Inc.)
          subsidiaries John
          Hancock Place Post
          Office Box 111 Bos-
          ton, MA 02117

    A     Galal P. Doss          1,633,900 directly (as of February 6, 1997)                           11.1
          P.O. Box 45
          Tenth of Ramadan
          Egypt

--------------------------------------------------------------------------------

     Bradford R. Boss and Russell A. Boss are, together with Edwin G. Torrance, the co-trustees of Trust A referred to above; they are, together with Noel M. Field, Jr., the co-trustees of Trust B referred to above; and they are, together with Fleet National Bank, the co-trustees of Trust C referred to above. The co-trustees of each trust jointly exercise investment and voting powers with respect to the assets of the trust.

     The Class B shares held by Trusts A and B are convertible into Class A shares on a share-for-share basis at any time. If the Class B shares were all converted into Class A shares, Bradford R. Boss and Russell A. Boss would be the beneficial owners of 21.8% and 21.5%, respectively, of the outstanding Class A shares.

     If the Class B shares held by Trust A were so converted, Edwin G. Torrance would be the beneficial owner of 8.9% of the outstanding Class A shares, and if the Class B shares held by Trust B were so converted, Noel M. Field, Jr. would be the beneficial owner of 9.4% of the outstanding Class A shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table reflects as of December 31, 1996 the beneficial ownership of shares of common stock of the Company by directors, nominees, and officers:
--------------------------------------------------------------------------------

 TITLE OF                                                     AMOUNT AND NATURE OF                        PERCENT
  CLASS      NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP                       OF CLASS
------------------------------------------------------------------------------------------------------------------

    A       Bradford R. Boss             1,793,621 (150,826 directly; 480,000 indirectly as co-trustee     12.2  %
                                         of W. Russell Boss, Jr. Trust A; 560,000 indirectly as
                                         co-trustee of W. Russell Boss, Jr. Trust B; 500,000 indirectly as co-trustee of W. Russell Boss, Jr. Trust C; 99,069
                                         indirectly (stock subject to options exercisable within 60 days); and 3,726 indirectly, held by a child)

    B       Bradford R. Boss             1,804,800 (902,400 indirectly as co-trustee of W. Russell        100.0
                                         Boss, Jr. Trust A; and 902,400 indirectly as co-trustee of W.
                                         Russell Boss, Jr. Trust B)

    A       Russell A. Boss              1,736,717 (68,401 directly; 560,000 indirectly as co-trustee      11.8
                                         of W. Russell Boss, Jr. Trust B; 480,000 indirectly as
                                         co-trustee of W. Russell Boss, Jr. Trust A; 500,000 indirectly as co-trustee of W. Russell Boss, Jr. Trust C; 99,069
                                         indirectly (stock subject to options exercisable within 60 days); 19,931 indirectly, held by his wife; and 9,316
                                         indirectly, held by his children)

    B       Russell A. Boss              1,804,800 (902,400 indirectly as co-trustee of W. Russell        100.0
                                         Boss, Jr. Trust B; and 902,400 indirectly as co-trustee of W.
                                         Russell Boss, Jr. Trust A)

    A       H. Frederick                 6,999 indirectly(1)                                                *
            Krimendahl II

    A       John E. Buckley              21,904 directly; 120,469 indirectly(1)                             *

    A       Bernard V. Buonanno, Jr.     500 directly; 7,069 indirectly(1)                                  *

    A       Thomas C. McDermott          250 directly; 3,575 indirectly(1)                                  *

    A       Terrence Murray              7,000 directly; 6,925 indirectly(1)(2)                             *

    A       James C. Tappan              1,131 indirectly(1)                                                *

    A       Edwin G. Torrance            480,500 (500 directly and 480,000 indirectly as co-trustee of     3.3
                                         W. Russell Boss, Jr. Trust A)

    B       Edwin G. Torrance            902,400 (indirectly as co-trustee of W. Russell Boss, Jr.         50.0
                                         Trust A)

    A       Steven T. Henick             1,434 directly; 43,000 indirectly(1)                               *

    A       Michael El-Hillow            1,546 directly; 65,000 indirectly(1)                               *

    A       All directors and            257,977 directly and 2,193,843 indirectly (including shares       16.7
            executive officers as a      subject to options exercisable within 60 days)
            group (19 persons)

    B       All directors and            1,804,800                                                        100.0
            executive officers as a
            group (3 persons)

(1) Shares subject to options exercisable within 60 days.

(2) Excludes shares held by Fleet Financial Group, Inc. in various fiduciary capacities.

* Less than 1%

The Class B common stock is convertible share for share into Class A common stock at any time.

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS

     It is proposed to fix the number of directors at nine, of which three will be designated "Class A Directors" and six will be designated "Class B Directors". It is also proposed to elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently directors of the Company. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the stockholders vote to reduce the authorized number of directors. The terms of all directors will expire when their successors are duly elected at the annual meeting of stockholders scheduled to be held April 23, 1998. The following tables reflect information as of December 31, 1996.

                               CLASS A DIRECTORS

                                      PRINCIPAL OCCUPATION         DIRECTOR
        NOMINEE         AGE          DURING PAST FIVE YEARS          SINCE         OTHER DIRECTORSHIPS1
------------------------------------------------------------------------------------------------------------
Terrence Murray         57     Chairman, President and Chief Ex-      1982     Fleet Financial Group, Inc.;
                               ecutive Officer, Fleet Financial                Allmerica Financial Corpora-
                               Group, Inc. (diversified financial              tion; CVS Corporation
                               services corporation).4
Thomas C. McDermott     60     President and Chief Operating Of-      1992     Goulds Pumps, Inc.; Thomas &
                               ficer of Bausch & Lomb, Inc. (1986              Betts Corporation
                               to 1993); President, TCM Associ-
                               ates, Inc. (1993 to 1994;
                               executive search consultants);
                               Chairman, Chief Executive Officer
                               & President, Goulds Pumps, Inc.
                               (since 1994).2
James C. Tappan         61     Group Vice President and Director,     1994     Pragma Providence Fund
                               General Foods Corporation (prior
                               to June 1988); President, Tappan
                               Capital Partners (since June 1988;
                               equity investment firm).2

--------------------------------------------------------------------------------
See footnotes on page 6.

                               CLASS B DIRECTORS

                                            PRINCIPAL OCCUPATION           DIRECTOR
           NOMINEE            AGE          DURING PAST FIVE YEARS            SINCE          OTHER DIRECTORSHIPS1
---------------------------------------------------------------------------------------------------------------------
Bradford R. Boss              63     Chairman of the Board and, to April      1960      Fleet Financial Group, Inc.
                                     1993, Chief Executive Officer3 5
Russell A. Boss               58     President and, to April 1993, Chief      1962      Eastern Utilities Associates;
                                     Operating Officer; thereafter                      Brown & Sharpe Manufacturing
                                     President and Chief Executive                      Co.
                                     Officer3 5 6
John E. Buckley               56     Executive Vice President to April        1980
                                     1993; thereafter Executive Vice
                                     President and Chief Operating
                                     Officer.3
Bernard V. Buonanno, Jr.      58     Chairman (to 1989) and Director,         1986      Old Stone Corporation
                                     Old Fox, Inc., manufacturer of
                                     fertilizers and other agricultural
                                     products; counsel (1988 to 1990)
                                     and thereafter partner, Edwards &
                                     Angell, Providence, RI,
                                     attorneys-at-law.4 6 7
Edwin G. Torrance             64     Partner, Hinckley, Allen & Snyder,       1995
                                     Providence, RI, attorneys-at-law
                                     and counsel for the Company
                                     (retired July 1996).2 8
H. Frederick Krimendahl II    68     Limited Partner, The Goldman Sachs       1972
                                     Group L.P.; Chairman (since March
                                     1992) Petrus Partners Ltd., New
                                     York, N.Y.4 9

--------------------------------------------------------------------------------

     The Board of Directors has an Audit Committee, consisting of Messrs. McDermott, Tappan and Torrance, and a Compensation Committee, consisting of Messrs. Buonanno, Jr., Krimendahl and Murray.

     The Audit Committee has responsibility for overseeing the establishment and maintenance of an effective financial control environment, for overseeing the procedures for evaluating the system of internal accounting control, and for evaluating audit performance. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including, subject to full Board approval, the implementation of an incentive compensation plan for the Company.

     During 1996 the Audit Committee held four meetings and the Compensation Committee held two meetings.

     The Board does not have a nominating committee.

      1 Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.

      2 Member of Audit Committee.

      3 Member of Executive Committee.

      4 Member of Compensation Committee.

      5 Bradford R. Boss and Russell A. Boss are brothers.

      6 Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.

      7 Edwards & Angell is expected to perform legal services for the Company in 1997.

      8 Hinckley, Allen & Snyder performed legal services for the Company during 1996 and is expected to perform legal services for the Company in 1997.

      9 Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group L.P., is assisting the Company with its stock buy back program.

                             DIRECTOR COMPENSATION

     Members of the Company's Board of Directors were compensated for their services during 1996 at the rate of $15,000 per annum, plus $1,000 for each Board meeting attended. During 1996, the Board of Directors held five meetings. In addition, members of the Audit and Compensation Committees received $500 ($750 in the case of the committee chairmen) for each committee meeting attended.

     Directors also automatically participate in the Company's Non-Qualified Stock Option Plan under a formula fixing the number of shares which are the subject of annual option grants as the number derived by dividing, in each case, the compensation paid to a director for his service to the Company as a director during the preceding calendar year by the mean between the high and low trading prices for the Company's Class A common stock on the last trading day of such year. Options under the non-qualified plan are granted with exercise prices equal to the fair market value of the Class A common stock on the date of grant. During 1996, each director received options to purchase 1,283 shares under this plan with the exception of Mr. Tappan, who received options to purchase 1,224 shares, and Mr. Torrance, who received options to purchase 977 shares. The exercise price for all options was $11.50 per share.

                           REPORT TO STOCKHOLDERS ON
                              COMPENSATION MATTERS

     The reports set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that A. T. Cross Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The 1996 compensation of the Chairman, President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer of the Company (the "three named officers") was established by the members of the Compensation Committee of the Board of Directors. None of the three directors comprising the Compensation Committee is an employee of the Company. The compensation of the remaining executive officers of the Company was recommended by the three named officers, with input from the Company's Director of Compensation, Benefits and International Human Resources, and approved by the Compensation Committee.

     The elements of compensation for each executive officer consist of base pay, annual incentive bonus and long-term incentives. The compensation of each executive officer was based on three primary factors:

     -- The performance of the executive in meeting key strategic objectives, including increasing stockholder value.

     -- The external competitiveness of the Company's pay levels with those of other manufacturing companies with similar revenues and scope of operations.

     -- The internal pay equity that exists among individual executives and other Company employees.

     The Compensation Committee is privy to external compensation data through the Company's participation in, and analysis of, periodic compensation surveys conducted by independent consulting firms and associations, including but not limited to Towers-Perrin and Hewitt Associates, which report on compensation paid to other executives at companies of similar size. These companies, which include various manufacturing companies with sales volumes generally less than $500 million, are not represented in the peer group index used in the Performance Graph on page 11. The peer group index is limited by the low number of publicly traded writing instrument companies. The Compensation Committee believes the larger sample size of the compensation surveys provides more meaningful comparisons. There are approximately 350 companies in the various survey groups. This number is subject to occasional change from year to year. The Compensation Committee extrapolated the survey information using a combination of single and multiple regression analyses. Factors used in the regression analyses included, but were not limited to, corporate sales, company assets, stockholders' equity, return on equity, board membership, and years of service. In addition, the Compensation Committee also utilized the survey data to gauge the Company's competitive position with other companies with respect to bonus and stock option grants.

     The Compensation Committee also reviewed its standing against other companies in a survey that compares a number of financial performance criteria. The survey ranks participating companies on one- and five-year returns on assets, equity and capi-tal. It also ranks their one-year return on sales and common stock appreciation plus yield.

     The Board has reviewed the Company's exposure with respect to qualifying executive officer compensation for deduction under Section 162(m) of the Internal Revenue Code. The Board has deferred adopting a policy on this issue as it does not expect compensation to reach relevant levels in the near future.

     The following is a more specific discussion of each compensation component:

BASE SALARY:

     The Compensation Committee targets its base pay for the Chief Executive Officer and senior management at the 50th to 65th percentile of executive officers of manufacturing organizations of approximately the same size (less than $500 million in annual sales) and scope of operations as the Company. Based on survey data, the Compensation Committee believes the base pay for its executives has been within this range for the last several years.

     In considering a 1996 base salary adjustment for the three named officers, the Compensation Committee took note that 1995 was the second consecutive year of significantly improved sales and earnings. The Committee also reviewed the pay of similar level officers in the survey groups referred to above and the amount of merit pay budgeted for the rest of the Company. The Committee approved base salary adjustments of 4.0% for Bradford R. Boss, 4.0% for Russell A. Boss, and 3.9% for John E. Buckley. The remaining two highest paid executive officers received a weighted average increase of 1.9%. The percentage increases for the five executive officers as a group placed them at a competitive rate versus amounts paid to similar level executives of companies included in the comparative survey groups.

BONUS:

     Bonus payments to executives for 1996 performance were again governed by the Executive Compensation Program approved by the Compensation Committee to cover the period 1995-1997. The annual incentive payments to eligible executives are designed to provide rewards based on substantially improved Company profitability from year to year as measured by the amount of increase in writing instrument operating income before taxes (OIBT). Also factored into the formula is a measure of the Company's effective use of capital.

     Under the Program, the OIBT benchmarks for 1996 were increased significantly over 1995. Based on this formula and the resulting OIBT, no bonuses were earned for 1996 performance by the five highest paid executives.

     Because the OIBT benchmarks will also significantly increase for 1997 under the existing Executive Compensation Program, it is unlikely that any amounts would be payable to management, including the five most highly compensated executives, for 1997 performance. Based on this assumption, the Compensation Committee recommended and implemented a one year incentive plan (the "Addendum Plan") as an overlay to the existing Executive Compensation Program in order to provide incentive to management to improve Company profitability in 1997. Under the Addendum Plan, members of management (including the five most highly compensated executives) will have an opportunity to earn a reduced bonus (compared to the potential bonus provided under the original Executive Compensation Program) if certain earnings targets are met for 1997. In the event that Company performance triggers payments under the original Executive Compensation Program that exceed those to be paid under the Addendum Plan, then no payments will be made under the Addendum Plan.

LONG-TERM INCENTIVES:

     The Company has relied upon grants under incentive and non-qualified stock option plans to provide key officers and managers with an ownership position in the Company, while fostering a longer-term incentive to increase stockholder value.

     As part of the three-year (1995-1997) Executive Compensation Program, the Company granted stock options in December 1994 to its executive officers and other members of management under a revised stock option plan, subject to stockholder approval of the revised plan. This grant provided options approximate to the number that would be granted over a three-year period and provided for three-year cliff vesting of the options. The Program specifically provides that no other options will be issued to continuing participants (other than annual automatic grants to directors) until the completion of the three-year compensation program. The revised stock option plan was approved by the stockholders at the 1995 annual meeting.

     The option price of $15.1875 per share represented the fair market value of the Class A common stock on the date of the grants. The options granted to the five most highly compensated executives were as follows: the Messrs. Boss:
40,000 shares each; Mr. Buckley: 80,000 shares; Messrs. Henick and El-Hillow:
35,000 shares each.

     A comparison with the Company's survey sources indicates that the grant value (number of shares multiplied by option price) analyzed on an annualized basis places the three named officers all below the 25th percentile versus other similarly compensated executives. The two remaining most highly compensated executives placed between the 25th and 35th percentiles of the comparison group.

     In addition to the stock option plan, the Executive Compensation Program includes a Performance Cash Plan. The Plan provides the opportunity for a one-time cash bonus to be paid to each qualifying executive if the Company meets or exceeds certain significant three-year cumulative compounded OIBT growth goals. The award pool to be determined after the conclusion of the 1997 fiscal year will represent a percentage of the three-year cumulative OIBT, not to exceed 6% of the three-year OIBT. If the OIBT growth goals are met, awards will be made to the five most highly compensated executives as well as other participants in the Executive Compensation Program in amounts as determined by the Compensation Committee in accordance with the Committee's assessment of each individual's performance and contribution to the Company's overall results. The one-time cash bonuses, if awarded, will be paid out in three equal annual installments beginning in the first quarter of 1998. At the end of 1996, the Company was below the OIBT benchmarks required to trigger a payment under this Plan.

     The foregoing report is presented by the following:

                            Bernard V. Buonanno, Jr.
                           H. Frederick Krimendahl II
                           Terrence Murray, Chairman

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers during the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                               ANNUAL COMPENSATION              -------------------------
                                     ----------------------------------------                 NUMBER OF
                                                                   OTHER        RESTRICTED    SECURITIES
           NAME &                                                 ANNUAL          STOCK       UNDERLYING     ALL OTHER
     PRINCIPAL POSITION        YEAR   SALARY(1)     BONUS     COMPENSATION(2)   AWARDS(4)      OPTIONS      COMPENSATION
-----------------------------  ----- -----------   --------   ---------------   ----------   ------------   ------------
Russell A. Boss                 1996  $ 430,233    $     --      $   4,320       $     --         1,283(5)    $ 22,732(6)
  President and                 1995    413,833     216,884          4,320         45,327         1,485(5)      18,806
  Chief Executive Officer       1994    392,792     119,192          4,320             --        61,310         17,763

Bradford R. Boss                1996    303,067          --          4,320             --         1,283(5)      17,820(7)
  Chairman                      1995    291,583     149,646          4,320         31,275         1,485(5)      14,996
                                1994    276,792      82,153          4,320             --        61,310         17,145

John E. Buckley                 1996    386,567          --          4,320             --         1,283(5)      20,292(8)
  Executive Vice President      1995    372,000     193,875          4,320         40,519         1,485(5)      16,767
  Chief Operating Officer       1994    351,167     105,901          4,320             --       101,310         15,807

Steven T. Henick,               1996    206,500          --          3,600             --            --         13,591(8)
  Vice President, Worldwide     1995    204,583      81,833         10,406(3)      17,103            --         11,720
  Marketing and Sales           1994    192,917      57,100          5,021(3)          --        53,000          4,620

Michael El-Hillow               1996    183,917          --          3,600             --            --         12,282(8)
  Vice President, Finance       1995    175,458      70,183          3,600         14,668            --         11,742
  Treasurer, Chief Financial    1994    159,520      47,100          3,600             --        53,000          9,401
  Officer

--------------------------------------------------------------------------------

 (1) Messrs. R. Boss, B. Boss and Buckley's salary includes director fees of $19,900 for 1996 and directors fees of $19,500 for 1995 and 1994.

 (2) Amounts listed under Other Annual Compensation consist of tax reimbursement payments made to the named individuals relating to amounts paid to these individuals as car allowances.

 (3) Mr. Henick's Other Annual Compensation includes a tax gross-up payment related to reimbursement of relocation expenses ($6,806 for 1995 and $1,421 for 1994).

 (4) Annual incentive awards which exceeded target award levels were paid in 1995 in restricted Class A common stock under the A. T. Cross Company Restricted Stock Plan. The restricted stock awards provide that restrictions as to 50% of the restricted shares will lapse when writing instrument OIBT equals $25 million and restrictions on the balance of the shares will lapse when writing instrument OIBT is double the OIBT attained in 1994. If the specified OIBT levels have not been achieved by December 31, 1999, all shares then subject to restrictions will be forfeited. Termination of employment other than by reason of death or disability will also result in forfeiture of any shares subject to restrictions. The number and year-end value of the shares awarded for 1995, based on the December 31, 1996 closing market price of the Company's unrestricted Class A common stock of $11.625 are: Mr. R. Boss, 2,984 shares and $34,689, Mr.
      B. Boss, 2,059 shares and $23,936, Mr. Buckley, 2,667 shares and $31,004, Mr. Henick, 1,126 shares and $13,090, and Mr. El-Hillow, 965 shares and $11,218. Dividends will be paid on the shares of restricted stock if and to the extent paid on the Class A and Class B common stock. No restricted stock awards were earned for 1996.

 (5) Shares underlying formula option received as a director of the Company pursuant to the Company's Non-Qualified Stock Option Plan.

 (6) Mr. Boss's All Other Compensation for 1996 consists of 401(k) contributions ($4,750); profit sharing trust contributions made in 1996 for 1995 ($17,450); and split dollar life insurance premiums ($532).

 (7) Mr. Boss's All Other Compensation for 1996 consists of 401(k) contributions ($4,750); profit sharing trust contributions made in 1996 for 1995 ($12,082); and split dollar life insurance premiums ($988).

 (8) Messrs. Buckley, Henick and El-Hillow's All Other Compensation for 1996 consists of 401(k) contributions ($4,750); and profit sharing trust contributions made in 1996 for 1995 ($15,542, $8,841 and $7,532, respectively).

                               PERFORMANCE GRAPH

     The following graph compares the market performance of the Company's Class A common stock to the American Stock Exchange Market Value Index and Peer Group Index over the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Class A common stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

          MEASUREMENT PERIOD
        (FISCAL YEAR COVERED)            A.T. CROSS COMPANY     PEER GROUP INDEX      AMEX MARKET INDEX
1991                                          100.00                100.00                100.00
1992                                           79.36                137.59                101.37
1993                                           66.09                127.17                120.44
1994                                           62.05                119.01                106.39
1995                                           71.91                155.87                137.13
1996                                           57.96                146.54                144.70

     On a worldwide basis, A. T. Cross Company is the only major manufacturer of quality writing instruments that is not either privately held or part of a consolidated group. Therefore, relative performance data for the Company's primary competition is not readily available. The peer group included in this performance graph represents three publicly-traded companies (Hunt Manufacturing Company; Pentech International, Inc.; A.T. CROSS Company) based in the United States and included in Standard Industrial Classification (SIC) Code 3951 "Pens, Mechanical Pencils and Parts."

                               PENSION PLAN TABLE

AVERAGE                           YEARS OF SERVICE
  PAY           15          20           25           30           35
------------------------------------------------------------------------
$ 25,000     $  6,000     $ 8,000     $ 10,000     $ 10,000     $ 10,000
  50,000       12,000      16,000       20,000       20,000       20,000
  75,000       18,000      24,000       30,000       30,000       30,000
 100,000       24,000      32,000       40,000       40,000       40,000
 150,000       36,000      48,000       60,000       60,000       60,000
 200,000       48,000      64,000       80,000       80,000       80,000
 300,000       72,000      96,000      120,000      120,000      120,000
 400,000       96,000     128,000      160,000      160,000      160,000
 500,000      120,000     160,000      200,000      200,000      200,000

--------------------------------------------------------------------------------

     The Company maintains a non-contributory qualified retirement plan for the benefit of its employees, including the individuals named in the Summary Compensation Table. In addition, participants in the plan whose retirement benefits would exceed amounts permitted under the Internal Revenue Code participate in a non-qualified excess retirement plan which provides a supplemental unfunded benefit equal to the amount of any benefit that would have been payable under the qualified retirement plan but for certain limitations under the Internal Revenue Code. The benefits set forth in the Pension Plan Table reflect the aggregate of the benefits under both the qualified and non-qualified plans. In each case, the indicated benefit will be reduced by the individual's social security credit. The qualified plan and the non-qualified plan are collectively referred to as the "Plan".

     Covered compensation under the Plan includes base salary, cash bonuses, overtime pay, and amounts contributed by the employee to the A.T. Cross Savings Plan maintained by the Company under Section 401(k) of the Internal Revenue Code. The Salary and Bonus columns of the Summary Compensation Table set forth previously, less director fees, reflect all covered compensation of executive officers for 1996.

     As of December 31, 1996, each of the individuals named in the Summary Compensation Table was credited with thirteen years of service under the Plan with the exception of Steven T. Henick, who was credited with three years of service, and Michael El-Hillow, who was credited with six years of service.

     The amounts payable shown in the above Table are based on the following assumptions:

        (i) The individual shall have retired at the normal retirement age of 65,

        (ii) "Average pay" is the highest average of the covered compensation paid to such individual over five consecutive years preceding retirement, and

        (iii) Benefits are paid in the form of a straight-life annuity. Payment options for spousal benefits are available.

                                 STOCK OPTIONS

     The following tables set forth, as to the Chief Executive Officer and the four most highly compensated other executive officers of the Company, information with respect to stock option grants in 1996, options exercised during 1996 and year-end values of unexercised options. No options were exercised by these officers in 1996. The Company does not grant any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                        AT ASSUMED ANNUAL RATES
                                                                                                      OF STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                                      FOR THE OPTION TERM
---------------------------------------------------------------------------------------------------  ----------------------------
                       NUMBER      PERCENTAGE
                         OF         OF TOTAL                       MARKET
                     SECURITIES      OPTIONS                        PRICE
                     UNDERLYING    GRANTED TO      EXERCISE       PER SHARE
                      OPTIONS       EMPLOYEES        PRICE         ON DATE          EXPIRATION
       NAME           GRANTED      IN 1996(2)      PER SHARE      OF GRANT            DATE(3)         0%        5%         10%
-------------------  ----------    -----------    -----------    -----------    -------------------   ---    --------    --------
Bradford R. Boss         1,283(1)   2.65%           $ 11.50        $ 11.50      September 30, 2006    $ 0    $  9,279    $ 23,515
Russell A. Boss          1,283(1)   2.65%           $ 11.50        $ 11.50      September 30, 2006    $ 0    $  9,279    $ 23,515
John E. Buckley          1,283(1)   2.65%           $ 11.50        $ 11.50      September 30, 2006    $ 0    $  9,279    $ 23,515
Steven T. Henick           --         --              --             --                  --            --        --          --
Michael El-Hillow          --         --              --             --                  --            --        --          --

---------------

(1) These options are received as a director of the Company under the formula provisions of the Company's Non-Qualified Stock Option Plan, further described herein under "Director Compensation."
(2) For purposes of this table, the total number of options granted to employees in 1996 was 48,432, consisting of 37,250 options granted to employees of the Company's foreign subsidiaries under the Company's Incentive Stock Option Plan and 11,182 options granted to the Company's directors under the formula provisions of the Company's Non-Qualified Stock Option Plan.
(3) Subject to earlier termination in the event of termination of the grantee's office.

                       OPTION VALUES AT DECEMBER 31, 1996

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                SHARES                            DECEMBER 31, 1996              DECEMBER 31, 1996(1)
                               ACQUIRED         VALUE        ----------------------------    ----------------------------
           NAME               ON EXERCISE      REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------   -----------    ------------    -----------    -------------    -----------    -------------
Bradford R. Boss...........      --             --              99,069          41,283        $  --            $--
Russell A. Boss............      --             --              99,069          41,283           --             --
John E. Buckley............      --             --             120,469          81,283           --             --
Michael El-Hillow..........      --             --              65,000          35,000          225             --
Steven T. Henick...........      --             --              43,000          35,000           --             --

---------------

(1) Based on the mean between the high and low trading prices of the Class A common stock on December 31, 1996 ($11.4375) minus the exercise price.

                             COMPENSATION COMMITTEE
                             INTERLOCKS AND INSIDER
                                 PARTICIPATION

     As indicated under "Report to Stockholders on Compensation Matters" at page 7, above, the 1996 compensation of Messrs. Bradford R. Boss, Russell A. Boss and John E. Buckley, all of whom are members of the Board of Directors of the Company, was fixed by the Compensation Committee. The Compensation Committee is comprised of Terrence Murray, H. Frederick Krimendahl II, and Bernard V. Buonanno, Jr. The compensation of the remaining executive officers of the Company was recommended by the Messrs. Boss and Mr. Buckley and approved by the Compensation Committee.

     Bradford R. Boss is a member of the compensation committee of the board of directors of Fleet Financial Group, Inc. Terrence Murray, a director of the Company, is Chairman, President and Chief Executive Officer of Fleet Financial Group, Inc. and is Chairman of the Company's Compensation Committee.

RELATIONSHIP WITH INDEPENDENT
PUBLIC ACCOUNTANTS

          At the annual meeting, holders of Class B common stock will appoint auditors to examine the financial statements of the Company and its subsidiaries for the year 1997. Deloitte & Touche LLP has been nominated by the Board of Directors as such auditors. One or more representatives of Deloitte & Touche LLP plan to attend the annual meeting and will be afforded the opportunity to make a statement and answer questions.

          At a meeting held on July 11, 1996 the Audit Committee recommended and the Board of Directors approved the engagement of Deloitte & Touche LLP as its independent auditors for the year ending December 31, 1996 to replace the firm of Ernst & Young LLP, who were dismissed as auditors of the Company effective July 11, 1996. The appointment of Deloitte & Touche LLP as the Company's independent accountants for 1996 was effective upon the dismissal of Ernst & Young LLP, subject to the approval of the Company's Class B shareholders which was obtained on July 11, 1996. The reports of Ernst & Young LLP on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two years ended December 31, 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in its report.

          At least twice a year the Audit Committee reviews and approves the services that may be provided by its auditors during the year, considers the effect that performing such services might have on audit independence, and approves guidelines under which management may engage the auditors to perform non-audit services. It also reviews the services performed to see that they are consistent with its guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Class A common stock ("Insiders"), to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 1996 its Insiders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

          The Board of Directors and management know of no matter of business to be brought before the meeting which is not referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy or any substitute to vote said proxy in accordance with their best judgment.

IMPORTANT

          NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                              Tina C. Benik
                              Corporate Secretary

Dated:  March 21, 1997

PROXY
A.T. CROSS COMPANY
The undersigned holder of
Class A common stock of A.T.
Cross Company does hereby
constitute and appoint
Bradford R. Boss, Russell A.
Boss, and Edwin G. Torrance,
or any one of them as
attorneys and proxies of the
undersigned, with full power
of substitution for, and in
the name and stead of, the
undersigned to appear and
vote all shares of Class A
common stock of A.T. Cross
Company held of record in
the name of the undersigned
at the annual meeting of
A.T. Cross Company to be
held at the offices of the
Company, One Albion Road,
Lincoln, Rhode Island 02865
on Thursday, April 24, 1997
at 10:00 A.M. and at any and
all adjournments thereof as
designated.

                          ------------------------------------------------------
                          1.  NUMBER OF DIRECTORS:  [ ] FOR [ ] AGAINST  [ ] ABSTAIN
                            fixing the number of Class A directors at three and
                              Class B directors at six

                          ------------------------------------------------------

                          2.  ELECTION OF CLASS A DIRECTORS:
                              Terrence Murray          [ ] FOR       [ ] AUTHORITY WITHHELD
                              James C. Tappan          [ ] FOR       [ ] AUTHORITY WITHHELD
                              Thomas C. McDermott      [ ] FOR       [ ] AUTHORITY WITHHELD

                          ------------------------------------------------------
                          3.  OTHER BUSINESS:  In their discretion, the proxies
                              are authorized to vote upon such other business as
                              may properly come before said meeting or any
                              adjournment thereof upon which Class A common
                              stockholders are entitled to vote.

                              This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2. THIS PROXY IS BEING SOLICITED
                              ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

                              Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.
                                                                          (over)


                                           Dated                            1997
                                           -------------------------------------

                                           Signature:
                                           -------------------------------------

                                           Signature:
                                           -------------------------------------

Important: Please sign exactly as your name or names appear above. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate stockholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.